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                                                                      EXHIBIT 12

                       LORAL SPACE & COMMUNICATIONS LTD.

          COMPUTATION OF DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                              ----------------------
                                                                2001         2000
                                                              ---------    ---------
Income (loss) before income taxes, equity in net loss of
  affiliates, minority interest and cumulative effect of
  change in accounting principle............................  $ (71,382)   $  11,656
Plus fixed charges:
  Interest expense..........................................    107,559       92,232
  Interest component of rent expense(1).....................      8,575        7,350
Less: capitalized interest..................................     11,115        6,480
                                                              ---------    ---------
Earnings available to cover fixed charges...................  $  33,637    $ 104,758
                                                              =========    =========
Fixed charges(2)............................................  $(172,951)   $(135,063)
                                                              =========    =========
Deficiency of earnings to cover fixed charges...............  $(139,314)   $ (30,305)
                                                              =========    =========

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(1) The interest component of rent expense is deemed to be approximately 25% of total rent expense.

(2) Preferred dividends have not been adjusted for income taxes, due to the composition of the taxing jurisdictions underlying the Company's operations and the resulting impact on the Company's effective tax rate.